EXHIBIT 10.7

AMENDMENT

OF THE

F.N.B. CORPORATION 2007 INCENTIVE COMPENSATION PLAN

(As Amended and Restated May 20, 2015)

WHEREAS, F.N.B. Corporation (the “Company”) has established and maintains the F.N.B. Corporation 2007 Incentive Compensation Plan (the “Plan”); and

WHEREAS, the Company previously has amended the Plan, including an amendment and restatement of the Plan effective May 20, 2015, and now considers it desirable to further amend the Plan;

NOW, THEREFORE, pursuant to the power reserved to the Company by Section 12.2 of the Plan, and by virtue of the authority delegated to the undersigned officer by resolution of the Company’s Board of Directors, the Plan, as previously amended and restated, be and is hereby further amended, effective as of January 1, 2017, by substituting the following for Section 12.6 of the Plan:

“Section 12.6 Tax Withholding. Whenever the Corporation proposes or is required to distribute Stock under the Plan, the Corporation may require the recipient to remit to the Corporation an amount sufficient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Corporation may withhold from the shares to be delivered the number of shares sufficient to satisfy all or a portion of such tax withholding requirements. Whenever under the Plan payments are to be made in cash, such payments may be net of an amount sufficient to satisfy any Federal, state and local tax withholding requirements.

Any Award may provide that the Participant may elect, in accordance with any conditions set forth in such Award, to pay any withholding taxes in shares of Stock; provided that, the Participant, by accepting any non-cash Award, will be deemed to instruct and authorize the Corporation or its delegatee for such purpose to sell on his or her behalf a whole number or fractional amount of shares of Stock from those shares of Stock issuable to the Participant in payment of vested shares of Restricted Stock or units as the Corporation or its delegatee determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation. This direction and authorization is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c). Such shares will be sold on the day the Restricted Stock or units become vested, which is the date the tax withholding obligation arises, or as soon thereafter as practicable. The Participant will be responsible for all brokerage fees and other costs of sale, and the Participant shall agree to indemnify and hold the Corporation harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Participant’s tax withholding obligation (e.g., because of the need to sell whole shares), the Corporation or its delegatee shall pay such excess in cash to the Participant through payroll as soon as practicable. The Corporation is under no obligation to arrange for such sale at any particular price. The Participant agrees to pay to the Corporation as soon as practicable, including through additional payroll withholding, any amount of the tax withholding obligation that is not satisfied by the sale of shares described above.”

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by the undersigned duly authorized officer this 15th day of February 2017.

F.N.B. Corporation

By: Vincent J. Calabrese, Jr.

Title: Chief Financial Officer